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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 Form N-18F-1



                Notification of Election Pursuant to Rule 18f-1
                   Under the Investment Company Act of 1940.



                               EQ ADVISORS TRUST
                               -----------------
                           Exact Name of Registrant
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                           NOTIFICATION OF ELECTION
                           ------------------------



     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record to the extent set forth in Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.



                                   SIGNATURE
                                   ---------



     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Boston and the Commonwealth of Massachusetts on the 29th day of April, 1997.



                                         EQ ADVISORS TRUST



                                         By:  /s/ Lloyd Lipsett
                                              ----------------------------------
                                              Lloyd Lipsett, Assistant Secretary



Attest:  /s/ Karl O. Hartmann
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         Karl O. Hartmann, Assistant Secretary